EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 6, 2022 with respect to the statements of condition including the related portfolios of ETF Allocation Portfolio 2022-4 and ETF Diversified Income Portfolio 2022-4 (included in Invesco Unit Trusts, Series 2258) as of December 6, 2022 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-267860) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
December 6, 2022